EXHIBIT 10.34

Coca-Cola Enterprises Inc.

Performance Share Unit Award In Connection with the 2007 Incentive Award Plan

(Senior Officer)

Name of Performance Stock Unit Recipient:

Grant Date:

Service Date:

Performance Period:

Base Year:

We are pleased to advise you of your Performance Share Unit Award from Coca-Cola Enterprises Inc. (the “Company”). The terms and conditions applicable to this Performance Share Unit Award (“PSU Award”) are described below.

1.	Performance Share Unit Award. Your performance share unit account has been credited with XXX performance share units (“PSUs”), which is your “Target PSU Award.”

2.	Vesting in Your PSU Award. Upon the satisfaction of both the performance and service conditions to vesting, the Company will distribute a share of Coca-Cola Enterprises Inc. common stock to you for each PSU earned under your PSU Award.

a. Performance Condition to Vesting. Your PSU Award will vest only if, and to the extent that, the Company’s compound annual growth rate of Earnings Per Share (“EPS”) during the Performance Period (measured from EPS for the Base Year) satisfies the performance goals set forth in the chart below:

Compound Annual Growth Rate of EPS for Performance Period**	Percentage of Your PSU Target Award Earned**	Number of PSUs Earned

Less than X%	-0-	XXX

X% — Minimum Goal	XX%	XXX

X% — Target Goal	100%	XXX

X%	XXX%	XXX

X%	XXX%	XXX

X% — Maximum Goal	XXX%	XXX

**

Award levels for actual performance between the minimum and target percentages and between target and maximum percentages will be determined based on a straight-line interpolation, rounded to the nearest 100th of a percent.

b. Service Condition to Vesting. You must remain continuously employed by the Company or an Affiliated Company until the Service Date, to satisfy the service condition to vesting. Although the performance condition must be satisfied to determine the number of PSUs, if any, you will earn, this service condition will be waived under the following circumstances:

i.	For 100% of your PSU Award, in the event of your termination on account of Disability or your termination without Cause within two years following a Change in Control of the Company.

ii.	For a pro rata portion of your PSU Award, upon your Rule of 75 Retirement before the Service Date. The pro ration fraction is determined by dividing the number of months between the Grant Date of this Award and your termination date by the number of months between the Grant Date and the Service Date.

c. Special Vesting in the Event of Your Death. In the event of your death prior to the end of the Performance Period, 100% of your Target PSU Award will be immediately vested. In the event of your death after the end of the Performance Period, 100% of the PSU Award that is earned under Paragraph 2.a., above, will be immediately vested.

3.	Dividend Equivalents on Your PSU Award. Immediately prior to the distribution of the shares earned under your PSU Award, your PSU account will be credited with dividend equivalent units. The value of these dividend equivalent units will equal the total amount of dividends declared by the Board of Directors on a share of the Company’s common stock from the Grant Date through the Service Date, multiplied by the number of PSUs earned under your PSU Award.

4.	Form and Timing of Payments from Your PSU Account. The Company will distribute a share of Coca-Cola Enterprises Inc. common stock to you for each PSU earned under your PSU Award, and it will make a cash payment to you equal to any dividend equivalent units credited to your PSU account. Your PSU account will be distributed to you, as follows:

a.	If your death occurs prior to the end of the Performance Period, within 60 days following your date of death.

b.	Otherwise, within 60 days following the Service Date.

5.	Definitions. For purposes of this Award, the following definitions apply:

a.	An “Affiliated Company” includes The Coca-Cola Company and any company of which the Company or The Coca-Cola Company owns at least 20% of the voting stock or capital if (i) such company is a party to an agreement that provides for continuation of certain employee benefits upon immediate employment with such company and (ii) the Company agrees to this subsequent employment.

b.	“Cause” means (i) willful or gross misconduct that is materially detrimental to the Company, (ii) acts of personal dishonesty or fraud toward the Company or (iii) conviction of a felony, except for a conviction related to vicarious liability based solely on an employee’s position with the Company, provided that the officer had no involvement in actions leading to such liability or had acted upon the advice of the Company’s counsel.

c.	“Change in Control” is defined in the 2007 Incentive Award Plan (the “Plan).

d.	“Disability” means your inability, by reason of a medically determinable physical or mental impairment, to engage in any substantially gainful activity, which condition, in the opinion of a physician approved of by the Company, is expected to have a duration of not less than one year.

e.	“Earnings Per Share” or “EPS” means the Company’s diluted earnings per share determined under U.S. GAAP (Financial Accounting Standard 128 and/or applicable standards or interpretations for the applicable year). For purposes of this award, adjustments will be made to the numerator of the EPS calculation, for the following: (i) the effect on the deferred tax asset and liability attributable to changes in federal, state, provincial, or international income tax rates or laws becoming effective; (ii) for the Performance Period only, the impact of changes in the exchange rate between international currencies and the U.S. dollar in excess of $50 million as compared to the Base Year; and (iii) all of the items listed below (referred to as “Specified Items”) that meet one of the following criteria: (1) in any one fiscal year, the after-tax amount of a single occurrence of a Specified Item exceeds $5 million; or (2) in any one quarter within a fiscal year, the after-tax amount of a series of related Specified Items exceeds $5 million in the aggregate and each individual Specified Item in the series exceeds $2 million.

“Specified Items” are (i) extraordinary items under GAAP and changes in applicable accounting rules; (ii) impairment charges relating to goodwill, franchise, other intangibles, school contracts or other long term assets; (iii) legal settlements and judgments; (iv) insurance proceeds related to losses not recorded in the performance period; (v) the effect of acquisitions or dispositions on current year operations and any resultant gains or losses in accordance with applicable accounting standards, provided the subsidiary involved meets the definition of “significant subsidiary” as defined in Regulation S-X; (vi) gains or losses on sales of long-lived assets and equity investments; (vii) restructuring charges under GAAP and changes in applicable accounting rules; (viii) retained or uninsured losses related to acts of terrorism, product recalls, or natural disasters, including named hurricanes, tornados, fires, etc.; (ix) and the cost related to the early extinguishment or modification of debt. Notwithstanding the foregoing, EPS for the performance period will be certified by the Human Resources and Compensation Committee of the Board (the “Committee”). In the rare and infrequent event that the Committee feels that the EPS computation provides a result that is not in the best interest of the Company, the Committee may exclude or modify any of the Specified Items to reduce such EPS result.

f.	“Rule of 75 Retirement” means your termination at or after you are age 55 if your age and service, when added together, equal 75.

6.	Deemed Acceptance of Award. This document is a summary of your Performance Share Unit Award under the Coca-Cola Enterprises Inc. 2007 Incentive Award Plan, the terms of which are incorporated by reference into this document. There is no need to acknowledge your acceptance of this Award, as you will be deemed to have accepted the Award, as well as the terms and conditions of the Plan and this document, unless you notify the Company otherwise in writing.

7.	Acknowledgment of Nature of Plan and Performance Share Units. Your PSU Award represents an unfunded and unsecured promise by the Company to pay amounts in the future if, and to the extent that, the award vests. The PSU Award does not entitle you to vote any shares of the Company’s common stock or receive actual dividends.

In accepting the Award, you acknowledge that:

a.	Your PSU Award may not be transferred, assigned, hypothecated, pledged, or otherwise encumbered or subjected to any lien, obligation, or liability of you or any other party;

b.	The Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;

c.	All decisions with respect to future awards, if any, will be at the sole discretion of the Company;

d.	Neither the Award of PSUs nor any provision of this Award Agreement, the Plan, or the policies adopted pursuant to the Plan confer upon you any right with respect to employment or continuation of current employment, and in the event that you are not an employee of the Company, this Award shall not be interpreted to form an employment contract or relationship with the Company.

8.	Tax Obligations. Regardless of any action the Company or your employer takes with respect to any or all income tax (including federal, state and local taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or your employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSUs, including their grant, vesting, or conversion into shares; the receipt of any cash payments; or the subsequent sale of any shares acquired at vesting and the receipt of any dividends; and (2) do not commit to structure the terms of the Award or any aspect of the performance share units to reduce or eliminate your liability for Tax-Related Items.

Prior to the issuance of shares upon vesting of the PSUs or the receipt of any cash payments, you shall pay, or make adequate arrangements satisfactory to the Company or to your employer (in their sole discretion) to satisfy all withholding and payment on account obligations of the Company and/or your employer. In this regard, you authorize the Company or your employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation payable to you by the Company or your employer or from cash payment received upon vesting of the PSUs. Alternatively, or in addition, if permissible under local law, the Company or your employer may, in their sole discretion, (1) sell or arrange for the sale of shares to be issued on the vesting of the PSUs to satisfy the withholding or payment obligation, and/or (2) withhold in shares, provided that the Company and your employer shall withhold only the amount of shares necessary to satisfy the minimum withholding amount.

9.	Plan Administration. The Plan is administered by a Committee of the Company’s Board of Directors, whose function is to ensure the Plan is managed according to its terms and conditions. To the extent any provision of this Award is inconsistent or in conflict with any provision of the Plan, the Plan shall govern. A request for a copy of the Plan and any questions pertaining to the Plan should be directed to:

STOCK PLAN ADMINISTRATOR

COCA-COLA ENTERPRISES INC.

P.O. BOX 723040

ATLANTA, GA USA 31139-0040

(770) 989-3000

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